Exhibit 5.1

May 8, 2008

AGY Holding Corp.

2556 Wagener Road

Aiken, SC 29801

Ladies and Gentlemen:

We have acted as counsel to AGY Holding Corp., a Delaware corporation (the “Company”), AGY Aiken LLC, a Delaware limited liability company (“AGY Aiken”), and AGY Huntingdon LLC, a Delaware limited liability company (together with AGY Aiken, the “Guarantors” and each separately, a “Guarantor”) in connection with (i) the proposed issuance by the Company in the exchange offer (the “Exchange Offer”) of up to $175,000,000 aggregate principal amount of its 11% Senior Second Lien Notes due 2014 (the “Exchange Notes”) which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Company’s outstanding 11% Senior Second Lien Notes due 2014 (the “Original Notes”), which have not been, and will not be, so registered, and (ii) the guarantees of the Exchange Notes (the “Exchange Guarantees”) by each of the Guarantors.

The Original Notes have been, and the Exchange Notes will be, issued under an Indenture dated as of October 25, 2006 (as amended from time to time, the “Indenture”) by and among the Company, the Guarantors and U.S. Bank National Association, as trustee, as amended by the First Supplemental Indenture dated as of March 28, 2008 by and among the Company, the Guarantors and U.S. Bank National Association, as trustee. The terms of the Exchange Guarantees are contained in the Indenture, and the Exchange Guarantees will be issued pursuant to the Indenture. This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined and relied upon the information set forth in the registration statement on Form S-4 (the “Registration Statement”), filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) for the purpose of registering the Exchange Notes and the Exchange Guarantees under the Securities Act in connection with the Exchange Offer and such other records, agreements, certificates and documents, and have made such other and further investigations, as we have deemed necessary as a basis for the opinions expressed herein. As to matters of fact relevant to our opinion, we have relied, without making independent verification, upon the accuracy of the representations and warranties of the Company and the Guarantors contained in or made pursuant to the Indenture or certificates or other documents delivered in connection therewith, other information obtained from the Company or the Guarantors and certificates of public officials and officers of the Company and the Guarantors.

We express no opinion as to the laws of any jurisdiction other than those of the State of New York, the corporate laws of the State of Delaware, the limited liability company laws of the State of Delaware and the federal laws of the United States of America.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.

The Exchange Notes have been duly authorized by all requisite corporate action of the Company and, when executed and authenticated in the manner provided for in the Indenture and delivered against surrender and cancellation of a like aggregate principal amount of Original Notes in accordance with the terms of the Exchange Offer, the Exchange Notes will (subject to the qualifications in the penultimate paragraph set forth below) constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Exchange Guarantees have been duly authorized by all requisite limited liability company action of the Guarantors.

3.	Upon the due issuance, execution and authentication of the Exchange Notes in accordance with the terms of the Indenture and the Exchange Offer, such Exchange Notes shall be entitled to the benefits of the Exchange Guarantees by the Guarantors, which will (subject to the qualifications in the penultimate paragraph set forth below) constitute legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinion that the Exchange Notes and the Exchange Guarantees constitute legal, valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their respective terms, is subject to, and we express no opinion with respect to, (i) bankruptcy, insolvency, reorganization, receivership, liquidation, fraudulent conveyance, moratorium or similar laws of general application affecting the rights and remedies of creditors and secured parties, and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal matters” in the prospectus included therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

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